EXECUTIVE TRANSITION SERVICES AGREEMENT

This Executive Transition Services Agreement (this “Agreement”), dated as of May 17, 2010 (“Effective Date”), is made between Onvia, Inc., a Delaware corporation (“Onvia”), and Michael D. Pickett (“Executive”).

Recitals

A.           Executive has been employed as Onvia’s Chairman, President and Chief Executive Officer.  Executive announced his voluntary retirement as President and Chief Executive Officer to be effective when a new President and Chief Executive Officer is named or December 31, 2010, whichever is earlier.  Executive agreed to continue as an employee of Onvia until December 31, 2010.

B.           Executive and Onvia have agreed to enter into this Agreement, which sets forth the complete understanding between Executive and Onvia regarding Executive’s voluntary future resignation as Onvia’s President and Chief Executive Officer, Executive’s provision of transition services until his separation of employment effective December 31, 2010, and the commitments and obligations arising out of the separation of the employment relationship between Executive and Onvia and the services to be provided by Executive after the separation of employment.

Agreement

In consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are acknowledged, Onvia and Executive agree as follows:

1.           Employment Transition.  Executive will retire as President and Chief Executive Officer of Onvia effective as of the date that a new President and Chief Executive Officer becomes effective or December 31, 2010, whichever is earlier.  Executive has agreed to provide executive transition services until December 31, 2010 (“Separation Date”) even if another individual becomes President and Chief Executive Officer before the Separation Date.  Executive will continue to serve as a director of the Board of Onvia until his term expires at Onvia’s 2011 Annual Meeting and agrees to stand for re-election for another term.  If Executive is not elected as a director at Onvia’s 2011 Annual Meeting, Executive agrees to provide consulting services to Onvia until December 31, 2011.  Onvia agrees to pay Executive Five Thousand Dollars ($5,000) per calendar quarter (or part thereof) in consideration for the consulting services provided by Executive.

2.           Services.  Executive will remain an employee of Onvia until the Separation Date and will perform such duties and funtions as Onvia's Board of Directors shall reasonably determine from time to time including, without limitation, providing such transitional support to the successor Chief Executive Officer as Onvia’s Board of Directors deems appropriate.  Executive agrees to be subject to and comply with such corporate policies and guidelines of Onvia as are generally applicable to Onvia employees.  In the event of any conflict between Onvia policies and this Agreement, this Agreement shall govern.

If Executive provides consulting services during 2011 pursuant to Section 1, such consulting services shall be of an advisory or consultative nature as Onvia may reasonably request at such times as may be convenient to Onvia and Executive to enable Onvia to continue to have the benefit of Executive's experience and knowledge of the matters of Onvia.

Executive agrees to resign from any corporate office or official position of any kind that he holds with Onvia or any affiliate of Onvia (other than the role of director and Chairman of the Board) upon request of Onvia and in no event later than the Separation Date.

3.           Compensation.  Onvia agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered by him, the following compensation:

3.1           Base Salary.  Executive will be paid his base salary at a rate of Two Hundred Fifty Thousand Dollars ($250,000) per year, less all required or agreed upon deductions and withholdings, through the earlier of the Separation Date or Executive's death.

3.2           Transition Payment.  In addition, Onvia shall pay Executive a total sum of Two Hundred Fifty Thousand Dollars ($250,000) as a transition payment (“Transition Payment”).  The Transition Payment will be subject to all  required or agreed upon deductions and withholdings and will be paid in a lump sum on March 1, 2011 or if earlier, within ninety days of Executive's death.  Executive and Onvia agree that the Transition Payment represents sufficient consideration for the potential claims being released pursuant to Section 6 as well as the covenants reaffirmed in Section 7.

3.3           Bonus.  Executive will not be entitled to receive an annual bonus for 2010.

3.4           Equity Grants.  Executive shall be considered an “employee” of Onvia through the Separation Date (or if earlier, his death) for compensation purposes and under all employee benefit plans, programs and arrangements, including without limitation the Onvia, Inc. 2008 Equity Incentive Plan (the “2008 Plan”).  After the Separation Date, Executive shall be considered a “director” or “consultant” of Onvia through December 31, 2011 (or if earlier, his death).  All stock options granted to Executive under the 2008 Plan (including, without limitation, those stock options granted prior to such plan’s amendment and restatement under the document entitled Amended and Restated 1999 Stock Option Plan), which are outstanding and fully vested and non-forfeitable as of December 31, 2011, will continue to be exercisable through March 31, 2012.  All options granted to Executive prior to the Separation Date that are not exercised on or before March 31, 2012 shall terminate on March 31, 2012.

4.           Benefits.

4.1                      Benefit Programs.  Until the Separation Date (or if earlier, his death), Executive will be entitled to continue to participate, subject to and in accordance with applicable eligibility requirements, in all  employee benefit plans, programs and arrangements of Onvia, as now or hereinafter in effect, that are applicable to Onvia’s employees generally or to its executive officers, as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

4.2           Medical Benefits/COBRA Coverage.  Onvia will continue to provide coverage under any group medical benefits plan under which Executive and Executive’s dependents were covered on the date of this Agreement as in effect from time to time for Onvia employees, through and including the Separation Date (or if earlier, Executive's death).  Executive will be responsible to pay any amounts chargeable as “employee premium contribution” amounts with respect to any such coverage.  Executive and Executive’s covered dependents may be eligible to elect a temporary extension of group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended (“COBRA”).  In the event that Executive elects to extend Executive’s group health plan coverage in accordance with COBRA, the Executive will be solely responsible for costs associated with such continuation coverage for Executive and Executive’s covered dependents.  Onvia will provide on behalf of Executive a monthly sum from January 1, 2011 until the earlier of the termination of Executive's COBRA continuation coverage or December 31, 2011, which can only be used to pay for such continuation coverage costs while COBRA continuation coverage remains in effect.

4.3           Vacation and Other Leaves.  Executive shall be entitled to use any accrued but unused vacation and other paid time off during this calendar year and for unused vacation carried over from the previous calendar year, whether for holidays, illness, or any similar purposes, in accordance the policies applicable generally to executive officers of Onvia.  After the Separation Date, no vacation or other paid absences shall accrue.

4.4           Expenses.  Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services under this Agreement, including all expenses of travel and accommodations while away from his residence on business or at the request of and in the service of Onvia; provided, however, that such expenses are incurred, accounted for and approved in accordance with the policies and procedures established from time-to-time by Onvia.

5.           Termination Upon Death.  This Agreement and Executive’s employment hereunder shall terminate automatically upon the death of Executive.   Except for the Transition Payment as set forth in Section 3.2, all compensation and benefits set forth in this Agreement shall cease upon Executive's death.

6.           Release.  In consideration of the Transition Payment and other consideration and benefits provided to Executive under this Agreement, Executive agrees to sign a general release and settlement agreement on the Separation Date in a form that is satisfactory to Onvia and Executive.

7.           Non-Competition, Non-Solicitation and Non-Disparagement.

7.1           Applicability.  This Section 7 shall survive the termination of Executive’s employment with Onvia.

7.2           Non-Competition/Non-Solicitation.  Executive specifically reaffirms that Executive will continue to abide by the provisions of (i) the Onvia Proprietary Information and Inventions Assignment Agreements dated as of August 24, 2000 and March 7, 2001 (“Proprietary Information Agreements”), and  (ii) Section 3, Section 4, Section 5.2 and Section 5.3 of the Employment and Noncompetition Agreement dated as of March 7, 2001, as amended on October 17, 2001, February 22, 2002 and September 27, 2002 (collectively, "Employment Agreement Covenants").  The Proprietary Information Agreements and Employment Agreement Covenants remain in full force and effect, and nothing in this Agreement is intended to supersede them.

7.3           Non-Disparagement.  Executive agrees that Executive will not make any disparaging or derogatory remarks about Onvia or any of its officers, directors, employees or agents at any time.

7.4           Equitable Relief.  Executive acknowledges that the provisions of this Section 7 are essential to Onvia, that Onvia would not enter into this Agreement if it did not include this Section 7 and that damages sustained by Onvia as a result of a breach of this Section 7 cannot be adequately remedied by damages, the Executive agrees that Onvia, notwithstanding any other provisions of this Agreement, including without limitation, Section 13 hereof, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 7.

8.           No Violation of Other Agreements.  Executive represents and agrees that neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement by which Executive may be bound, or with any other duties imposed upon Executive by corporate or other statutory or common law.

9.           Indemnification.  Executive shall be indemnified by Onvia to the extent permitted by applicable law and as provided by Article VI of Onvia’s Bylaws.

10.           Form of Notice.  All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent to telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive:                                                      Michael D. Pickett
P.O. Box 2748
Friday Harbor, WA 98250

If to Onvia:                                                      General Counsel
Onvia, Inc.
509 Olive Way, Suite 400
Seattle, WA 98101
If notice is mailed, such notice shall be affected upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

11.           Assignment.  This Agreement is personal to Executive and shall not be assignable by Executive.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12.           Waivers.  No delay or failure by either party in exercising, protecting or enforcing any of its or his rights, titles, interests, or remedies under this Agreement, and no course of dealing or performance with respect thereto, shall constitute a waiver.  The express waiver by a party of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance.  All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

13.           Arbitration.  Subject to the provisions of Section 7.4 of this Agreement, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration  Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Onvia and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute that arises in connection with such discovery.  The prevailing party shall be entitled to costs, expenses and reasonable attorney’s fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14.           Cooperation.  After the Separation Date, Executive shall provide Onvia with such reasonable assistance and cooperation as Onvia may reasonably request in connection with financial and business issues, investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding or litigation (any of the foregoing, a "Proceeding") arising out of matters within the knowledge of Executive and related to his service with the Onvia.  In any such instance, Executive shall provide such assistance and cooperation at times and in places mutually convenient for Executive and Onvia and which do not unreasonably interfere with Executive's business or personal activities.  Onvia shall reimburse Executive's reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation upon Executive's written request in such form and containing such information as Onvia shall reasonably request.

15.           Legal Fees.  Onvia will pay or reimburse Executive for reasonable legal fees not to exceed Five Thousand Dollars ($5,000) incurred by Executive in connection with the negotiation of this Agreement.

16.           Amendments in Writing.  No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated, or discharged and signed by Onvia and Executive, and each such amendment, modification, waiver, termination or discharge shall only be effective only in the specific instance and for the specific purpose for which given.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Onvia and Executive.

17.           Applicable Law.  This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

18.           Code Section 409A Compliance.  Notwithstanding anything herein to the contrary, this  Agreement is intended to be interpreted and operated  to the fullest extent possible so that the payments under this Agreement either shall be exempt from the requirements of section 409A of the Internal Revenue Code of 1986, as amended ("Code Section 409A") or shall comply with the requirements of such provision; provided however that notwithstanding anything to the contrary in this Agreement in no event shall Onvia be liable to Executive for or with respect to any taxes, penalties or interest which may be imposed upon Executive pursuant to Code Section 409A.

19.           Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; (b) such invalidity, illegality and unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

20.           Heading.  All headings used are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

21.           Counterparts.  This Agreement, and any amendment or modification entered into pursuant to Section 16 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

22.           Entire Agreement.  Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between Onvia and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Onvia and Executive with respect to such subject matter are superseded and nullified in their entireties; however, nothing in this Agreement shall be deemed to in any way modify, alter, amend or reduce the obligations of Executive under any non-compete, non-solicitation, confidentiality or intellectual property rights provision that is contained in any agreement with Onvia.  Executive acknowledges that Executive is not entitled to any salary,  separation benefit or other compensation or benefit of any nature (whether relating to any period prior to the date of this Agreement or relating to any period on or after the date of this Agreement) except as specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

Michael D. Pickett

Onvia, Inc.

By:
D. Van Skilling, Board of Directors of Onvia, Inc.